CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement on form N-1A (the "Registration Statement") of The HomeState Group of our report dated August 7, 1997, related to the financial statements of the HomeState Pennsylvania Growth Fund and the HomeState Select Opportunities Fund, constituting The HomeState Group. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information contained in Post-Effective Amendment No. 6 to the Registration Statement on form N-1A, which is incorporated by reference into the Registration Statement.




Price Waterhouse LLP
Philadelphia, Pennsylvania
August 15, 1997